Exhibit 99.3

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

OF

ISPECIMEN INC.

The responsibilities and powers of this Nominating and Corporate Governance Committee (the “Committee”) as delegated by the Board of Directors (the “Board”) of iSpecimen Inc. (the “Company”) are set forth in this charter. Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

The Corporate Governance Committee is appointed by the Board of the “Company to among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, identification, recommendation, recruitment and retention of high quality Board members and committee composition and structure.

Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

II. MEMBERSHIP

The Committee shall consist of at least two members of the Board, absent a temporary vacancy, as determined from time to time by the Board. Each member shall be “independent” ” as such term is defined in the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and meet the nominating and corporate governance committee requirements of the Nasdaq Capital Market and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission.

The members of the Committee shall be appointed by the Board, at the first Board meeting practicable following the annual meeting of stockholders with changes allowed from time to time pursuant to the provisions below. Unless a chairman (the “Chairman”) is elected by the Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee. The Chairman of the Committee shall be a member of the Committee and, if present, shall preside at each meeting of the Committee. He or she shall advise and counsel with the executives of the Company and shall perform such other duties as may from time to time be assigned to him by the Committee or the Board.

A Committee member may resign by delivering his or her written resignation to the Chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Committee shall meet at such times as it deems necessary to fulfill its responsibilities, but not less frequently than once a year. Meetings of the Committee shall be called by the Chairman or a majority of its members upon such notice as is provided for in the bylaws of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.

Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a Secretary. At each meeting, the Chairman shall appoint as Secretary a person who may, but need not, be a member of the Committee. A certificate of the Secretary of the Committee or minutes of a meeting of the Committee executed by the Secretary setting forth the names of the members of the Committee present at the meeting or actions taken by the Committee at the meeting shall be sufficient evidence at all times as to the members of the Committee who were present, or such actions taken. The Committee minutes shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Chairman of the Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. She or he shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

●	Develop the criteria and qualifications for membership on the Board.

●	Recruit, review, nominate and recommend candidates for election to the Board or to fill vacancies on the Board.

●	Review candidates proposed by stockholders and conduct appropriate inquiries into the background and qualifications of any such candidates.

●	Establish subcommittees for the purpose of evaluating special or unique matters.

●	Monitor and make recommendations regarding committee functions, contributions and composition.

●	Evaluate, on an annual basis, the Board’s and management’s performance.

●	Evaluate, on an annual basis, the Committee’s performance and report to the Board on such performance.

●	Develop and make recommendations to the Board regarding corporate governance guidelines for the Company.

●	Retain and terminate any advisors, including search firms to identify director candidates, compensation consultants as to director compensation and legal counsel, including sole authority to approve all such advisors’ or search firms’ fees and other retention terms, as the case may be.

V. REPORTING

The Committee shall report to the Board periodically. The Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement. The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

VII. BOARD OF DIRECTOR CANDIDATE GUIDELINES

The Nominating and Corporate Governance Committee will identify, evaluate and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating and Corporate Governance Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of the then current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

●	Whether the candidate is independent pursuant to the requirements of the Nasdaq Capital Market.

●	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.

●	Whether the candidate has the ability to read and understand basic financial statements. The Nominating and Corporate Governance Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

●	Whether the candidate has relevant education, experience and expertise and would be able to provide insights and practical wisdom based upon that education, experience and expertise.

●	Whether the candidate has knowledge of the Company and issues affecting the Company.

●	Whether the candidate is committed to enhancing stockholder value.

●	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

●	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

●	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.

●	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

●	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.

●	Whether the candidate is able to suggest business opportunities to the Company.

VIII. STOCKHOLDER RECOMMENDATIONS FOR DIRECTORS

Stockholders who wish to recommend to the Nominating and Corporate Governance Committee a candidate for election to the Board of Directors should send their letters to iSpecimen Inc., 450 Bedford Street, Lexington, MA 02420, Attn: Corporate Secretary. The Corporate Secretary will promptly forward all such letters to the members of the Nominating and Corporate Governance Committee. Stockholders must follow certain procedures to recommend to the Nominating and Corporate Governance Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating and Corporate Governance Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than the close of business on the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

The recommendation must contain the following information about the candidate:

●	Name;

●	Age;

●	Business and current residence addresses;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	The number of shares of common stock of the Company owned beneficially or of record by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the Securities and Exchange Commission in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K);

●	A signed consent of the nominee to serve as a director of the Company, if elected.

In addition to the information detailed above, the nominating stockholder must provide information concerning the nominating stockholder’s share ownership and other information in accordance with the requirements of the Company’s bylaws.